                                                                     EXHIBIT 5.1

               [Bartlit Beck Herman Palenchar & Scott letterhead]

March 29, 2000

Aavid Thermal Technologies, Inc.
Aavid Thermal Products, Inc.
Thermalloy, Inc.
Thermalloy Investment Co., Inc.
Aavid Thermalloy, LLC
Applied Thermal Technologies, LLC
Aavid Thermalloy of Texas, LLC
Aavid Thermalloy SW, LLC
Fluent Holdings, Inc.
One Eagle Square, Suite 509
Concord, New Hampshire 03301

           Re: Registration on Form S-4

Ladies and Gentlemen:

    We have acted as special counsel to Aavid Thermal Technologies, Inc., a Delaware corporation (the "Company"), Aavid Thermal Products, Inc., a Delaware corporation ("ATP, Inc."), Thermalloy, Inc., a Delaware corporation ("Thermalloy"), Thermalloy Investment Co., Inc., a Delaware corporation ("TIC"), Aavid Thermalloy, LLC, a Delaware limited liability company ("AT LLC"), Applied Thermal Technologies, LLC, a Delaware limited liability company ("Applied"), Aavid Thermalloy of Texas, LLC, a Delaware limited liability company ("Aavid Texas"), Aavid Thermalloy SW, LLC, a Delaware limited liability company ("Aavid SW"), and Fluent Holdings, Inc., a Delaware corporation ("Fluent" and, together with ATP, Inc., Thermalloy, TIC, AT LLC, Applied, Aavid Texas, Aavid SW and Fluent, the "Guarantors" and, together with the Company, the "Registrants"), in connection with the proposed registration by the Company of up to $150,000,000 in aggregate principal amount of its 12 3/4% Senior Subordinated Notes due 2007, Series B (the "Exchange Notes"), pursuant to a Registration Statement on Form S-4 (No. 333- 33126) originally filed with the Securities and Exchange Commission (the "Commission") on March 23, 2000, under the Securities Act of 1933, as amended (the "Act") (such Registration Statement, as amended or supplemented, is hereinafter referred to as the "Registration Statement"). The obligations of the Company under the Exchange Notes will be guaranteed by each of the Guarantors (the "Guarantees"). The Exchange Notes and the Guarantees are to be issued pursuant to the Indenture, dated as of February 2, 2000 (the "Indenture"), among the Company, the Guarantors and Bankers Trust Company, as trustee. The Exchange Notes and the Guarantees are to be issued in exchange for and in replacement of the Company's outstanding 12 3/4% Senior Subordinated Notes due 2007 (the "Old Notes"), of which $150,000,000 in aggregate principal amount is outstanding.

    This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

    In arriving at the opinion expressed below we have examined and relied on, among other things, the following:

    -  the Registration Statement;

    - executed copies of each of (i) the Indenture and (ii) the Registration Rights Agreement, dated as of February 2, 2000, among the Company, the Guarantors, CIBC World Markets Corp. and FleetBoston Robertson Stephens Inc.;

    -  forms of the Exchange Notes and the Guarantees;

    - the respective certificates of incorporation and by-laws or certificates of formation and limited liability company agreements, as applicable, of the Registrants, each as presently in effect; and

    - minutes or records of the corporate or limited liability company proceedings of the Registrants with respect to the issuance of the Exchange Notes and the Guarantees.

    In addition, we have examined and relied upon the originals or copies, certified or otherwise identified to our satisfaction, of all such records of the Company and the Guarantors and such other instruments and certificates of public officials, officers and representatives of the Company and the Guarantors and other persons, and we have made such investigations of facts and law, as we have deemed appropriate as a basis for the opinions expressed below. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents and instruments in connection with which this opinion is rendered, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies and the authenticity of the originals of all documents submitted to us as copies. In making our examination of documents, we have assumed that the parties thereto (other than the Company and the Guarantors) had the power (corporate or other) to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action (corporate or other) and execution and delivery by such parties of such documents and the validity and binding effect of such documents.

    Our opinion expressed below is subject to the following further qualifications that we express no opinion as to the applicability of, compliance with, or effect of:

    - any bankruptcy, insolvency, reorganization, arrangement, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors rights generally;

    - general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity); or

    - public policy considerations which may limit the rights of parties to obtain certain remedies.

    Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective, (ii) the Indenture has been qualified under the Trust Indenture Act of 1939, as amended, and (iii) the Exchange Notes and the Guarantees have been duly executed and, in the case of the Exchange Notes, authenticated in accordance with the terms of the Indenture and delivered to the purchasers thereof in exchange for the Old Notes, the Exchange Notes and the Guarantees will be valid and binding obligations of the Registrants, enforceable against the Registrants in accordance with their terms.

    We are admitted to practice in the State of Colorado, and express no opinion whatsoever with respect to any laws other than the internal laws of the State of Colorado, the federal laws of the United States of America and the General Corporation Law of the State of Delaware. For the purpose of furnishing this letter, we have assumed that the internal law of the State of New York is the same as the internal law of the State of Colorado in all respects material to this letter.

    We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

    The foregoing opinions are limited to the specific issues addressed and to laws existing on the date hereof. By rendering our opinion, we do not undertake to advise you with respect to any other matter or of any change in such laws or in the interpretations thereof which may occur after the date hereof.

    This opinion is furnished to you in connection with the filing of the Registration Statement and is not to be used, circulated, quoted or otherwise relied upon for any other purpose.

                                          Very truly yours,
                                          /s/ BARTLIT BECK HERMAN PALENCHAR &
                                              SCOTT